PetIQ, Inc. Reports Fourth Quarter and Full Year 2022 Financial Results
Full Year 2022 Net Sales and Adjusted EBITDA In-Line with Company Guidance
Updates Adjusted EBITDA Methodology
Reports Record Annual Cash from Operations of $48.0 Million
Completes Complementary, Margin Accretive Acquisition of Rocco & Roxie
Provides First Quarter 2023 and Full Year 2023 Outlook

EAGLE, Idaho – February 28, 2023 (GLOBE NEWSWIRE) - PetIQ, Inc. (“PetIQ” or the “Company”) (Nasdaq: PETQ), a leading pet medication and wellness company, today reported financial results for the fourth quarter and full year ended December 31, 2022.
Cord Christensen, PetIQ’s Chairman & CEO commented, “We are pleased to report net sales and adjusted EBITDA in-line with our 2022 full year guidance as well as record annual cash generation. PetIQ captured a disproportionate amount of market share and outperformed the broader pet product categories in which we compete. Subsequent to year-end, we completed the complementary, strategic acquisition of Rocco & Roxie, helping us to enter new pet product categories. We expect to significantly increase Rocco & Roxie's points of distribution and expand pet product offerings over the next few years. Looking forward, we believe we are well positioned for solid growth in 2023 across our Product and Services segments to attract more pet parents to our health and wellness offerings."

Full Year 2022 Highlights Compared to Prior Year
•Net sales of $921.5 million, in-line with the Company's guidance of $920 million to $940 million, consisting of Product segment net sales of $800.3 million and Services segment net revenues of $121.2 million
•Net sales for PetIQ’s manufactured products increased to 29.3% of Product segment net sales compared to 27.7%
•Gross margin increased 280 basis points to 22.8%
•Net loss of $48.2 million, or a loss per share of $1.65, including a $47.3 million non-cash goodwill impairment charge recorded in the third quarter of 2022, compared to a net loss of $16.0 million, or a loss per share of $0.57
•Adjusted net income of $17.7 million, or adjusted EPS of $0.61, an increase of 103.3% compared to adjusted net income of $8.3 million, or adjusted EPS of $0.30
•EBITDA of $59.8 million, compared to EBITDA of $48.9 million, an increase of 22.4%
•As previously disclosed in the Company’s third quarter of 2022 earnings release, beginning in the fourth quarter of 2022, PetIQ changed its methodology of calculating Adjusted EBITDA to no longer add back non-same store sales, cost of sales and expenses and has recast prior year periods to conform to the new presentation
•Based on this new methodology, Adjusted EBITDA was $77.7 million, compared to $69.7 million, an increase of 11.4%
•Solely to allow investors to compare the Company's performance to the previously provided Adjusted EBITDA guidance, using its prior methodology, the Company would have reported Adjusted EBITDA of $94.1 million, compared to $92.9 million, an increase of 1.3% and in-line with the Company’s previously provided guidance of $93.0 million to $95.0 million for 2022
•Aggregate net loss related to the Services segment wellness centers with less than six full quarters of operating results and pre-opening expenses, which we refer to as “non-same store operating results” of $16.4 million and $23.2 million for the full year ended December 31, 2022, and 2021, respectively
•Record cash from operations of $48.0 million and free cash flow of $36.1 million for the year ended December 31, 2022

Fourth Quarter 2022 Highlights Compared to Prior Year Period
•Net sales of $184.1 million, consisting of Product segment net sales of $157.3 million and Services segment net revenues of $26.8 million
•Net sales for PetIQ’s manufactured products remained relatively consistent at 30.7% of Product segment net sales compared to 30.8%
•Gross margin increased 250 basis points to 21.3%
•Net loss of $6.8 million, or a loss per share of $0.24, compared to a net loss of $14.0 million, or a loss per share of $0.49
•Adjusted net loss of $3.0 million, or adjusted loss per share of $0.10, compared to adjusted net loss of $6.5 million, or adjusted loss per share of $0.23
•EBITDA of $9.9 million, compared to EBITDA of $4.8 million, an increase of 104.9%
•Based on the Company's new methodology, Adjusted EBITDA was $12.9 million, compared to $9.1 million, an increase of 41.9%
•Non-same store operating results of $2.8 million and $6.2 million for the fourth quarter of 2022 and 2021, respectively

Fourth Quarter 2022 Financial Results
Net sales were $184.1 million for the fourth quarter of 2022, a decrease of 6.4% compared to the prior year period, due to an 8.0% decrease in Product segment net sales compared to the prior year period. The decrease was primarily due to lapping the fill orders from a successful new product launch and stronger than normal sales at the end of the flea and tick season in the fourth quarter of 2021. The Company also continued to experience consumer trade down from premium to more value-oriented health and wellness products in the fourth quarter of 2022. Notably, the fourth quarter of the year is historically the seasonally lowest sales quarter for PetIQ based on the flea and tick season. This was partially offset by a 4.1% increase in Services segment net revenues as compared to the prior year period. Services segment net revenues benefited from improved revenue metrics and optimization of mobile clinics and wellness centers.
Fourth quarter 2022 gross profit was $39.3 million, an increase of 6.5%, compared to $36.9 million in the prior year period. Gross margin increased 250 basis points to 21.3% from 18.8% in the prior year period primarily as a result of favorable product mix and price.
Selling, general and administrative expenses (“SG&A”) was $37.7 million for the fourth quarter of 2022 compared to $41.5 million in the prior year period. Adjusted SG&A was $34.7 million for the fourth quarter of 2022 compared to $37.2 million in the prior year period. As a percentage of net sales adjusted SG&A was 20.5%, a decrease of 60 basis points compared to the prior year period primarily as a result of expense efficiency initiatives.

Net loss was $6.8 million for the fourth quarter of 2022, compared to a net loss of $14.0 million in the prior year period. Adjusted net loss for the fourth quarter of 2022 was $3.0 million and adjusted loss per diluted share was $0.10, compared to adjusted net loss of $6.5 million, and adjusted loss per share of $0.23 in the prior year period.
EBITDA was $9.9 million for the fourth quarter of 2022 compared to $4.8 million in the prior year period, an increase of 104.9%. Beginning in the fourth quarter of 2022, PetIQ is no longer adding back non-same store operating results in the calculation of Adjusted EBITDA. Under this new methodology, fourth quarter adjusted EBITDA was $12.9 million, an increase of 41.9%, compared to $9.1 million in the prior year period. The new methodology for Adjusted EBITDA does not give effect to non-same store operating results of $2.8 million and $6.2 million for the fourth quarter of 2022 and 2021, respectively. Adjusted EBITDA margin increased 240 basis points to 7.0% compared to 4.6% in the prior year period.
Adjusted SG&A, adjusted net income (loss), adjusted earnings (loss) per share, adjusted EBITDA, adjusted EBITDA margin and free cash flow are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide investors with additional insight into the way management views the business. See “Non-GAAP Financial Measures” for a definition of these measures and the financial tables that accompany this release for a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure.
Cash Flow and Balance Sheet
The Company ended the quarter with total cash and cash equivalents of $101.3 million. For the year ended December 31, 2022, the Company generated record cash from operations and free cash flow of $48.0 million and $36.1 million, respectively. The Company’s total debt was $452.9 million as of December 31, 2022. The Company had total liquidity, which it defines as cash on hand plus debt availability, of $226.3 million as of December 31, 2022. The Company's net leverage as measured under the Company's credit agreement was 3.7x as of December 31, 2022. Please refer to the financial table within this press release for a calculation of the Company’s net leverage under the credit agreement.

Completes Acquisition of Rocco & Roxie

On January 13, 2023, the Company completed the acquisition of all of the outstanding membership units of Rocco & Roxie LLC ("Rocco & Roxie"). This complementary, margin accretive acquisition expands PetIQ's brand and product portfolio to primarily include stain and odor products, jerky treats and behavior products. PetIQ expects to significantly expand Rocco & Roxie's points of distribution beyond e-commerce to brick-and-mortar retail, to increase growth of its existing pet product offerings and to introduce new SKUs. Rocco & Roxie generated approximately $29.0 million of net sales for the year ended December 31, 2022. As a result of the acquisition, Rocco & Roxie is now a wholly owned subsidiary of PetIQ.

Outlook
For the full year 2023 the Company expects:
•Net sales of $970 million to $1,030 million, an increase of approximately 9.0% compared to 2022 based on the mid-point of the guidance
•Adjusted EBITDA of $86 million to $92 million, an increase of approximately 15.0% compared to 2022 based on the mid-point of the guidance using the Company's new methodology

For the first quarter of 2023 the Company expects:

•Net sales of $270 million to $290 million, an increase of approximately 2.0% compared to the prior year period based on the mid-point of the guidance
•Adjusted EBITDA of $27 million to $29 million, an increase of approximately 15.0% compared to the prior year period based on the mid-point of the guidance using the Company's new methodology

The Company does not provide guidance for net income (loss), the most directly comparable GAAP measure to Adjusted EBITDA, and similarly cannot provide a reconciliation between its forecasted adjusted EBITDA and net income (loss) without unreasonable effort due to the unavailability of reliable estimates for certain components of net income and the respective reconciliations. These forecasted items are not within the Company’s control, may vary greatly between periods and could significantly impact future financial results for the first quarter ending March 31, 2023 and full year ending December 31, 2023.

Conference Call and Webcast
The Company will host a conference call with members of the executive management team to discuss these results. The conference call is scheduled to begin today at 4:30 p.m. ET. To participate on the live call listeners in North America may dial 844-826-3033 and international listeners may dial 412-317-5185.
In addition, the call will be broadcast live over the Internet hosted at the “Investors” section of the Company's website at www.PetIQ.com. A telephonic playback will be available through Tuesday, March 21, 2023. North American listeners may dial 844-512-2921 and international listeners may dial 412-317-6671; the passcode is 10175139.
About PetIQ
PetIQ is a leading pet medication and wellness company delivering a smarter way for pet parents to help their pets live their best lives through convenient access to affordable veterinary products and services. The company engages with customers through more than 60,000 points of distribution across retail and e-commerce channels with its branded and distributed medications, which is further supported by its own world-class medications manufacturing facility in Omaha, Nebraska. The company’s national service platform, VIP Petcare, operates in over 2,600 retail partner locations in 41 states providing cost effective and convenient veterinary wellness services. PetIQ believes that pets are an important part of the family and deserve the best products and care we can give them.
Contact: katie.turner@petiq.com or 208.513.1513

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could” and similar expressions. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management's good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: changes in general economic or market conditions, including inflation, that could affect overall consumer spending or our industry; the impact of COVID-19 on our business and the global economy; our ability to successfully grow our business through acquisitions and our ability to integrate acquisitions, including Rocco & Roxie; our dependence on a limited number of customers; our ability to implement our growth strategy effectively; competition from veterinarians and others in our industry; reputational damage to our brands; economic trends and spending on pets; the effectiveness of our marketing and trade promotion programs; recalls or withdrawals of our products or product liability claims; our ability to manage our manufacturing and supply chain effectively; disruptions in our manufacturing and distribution chains; our ability to introduce new products and improve existing products; our ability to protect our intellectual property; costs associated with governmental regulation; our ability to keep and retain key employees; our ability to achieve or sustain profitability; and the risks set forth under the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2022 and other reports filed time to time with the Securities and Exchange Commission. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results. The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.

Non-GAAP Financial Measures
In addition to financial results reported in accordance with U.S. GAAP, PetIQ uses the following non-GAAP financial measures: adjusted net income (loss), adjusted earnings (loss) per share, adjusted SG&A, adjusted EBITDA, adjusted EBITDA margin and free cash flow.
Adjusted net income (loss) consists of net income (loss) adjusted for tax expense, non-cash goodwill impairment charge, acquisition expenses, integration costs, loss on debt extinguishment and related costs, litigation costs, and stock-based compensation expense. Adjusted net income (loss) is utilized by management to evaluate the effectiveness of our business strategies. Non-GAAP adjusted earnings (loss) per share is defined as non-GAAP adjusted net income (loss) divided by the weighted average number of shares of common stock outstanding during the period.
Adjusted SG&A consists of SG&A adjusted for acquisition expenses, stock-based compensation expense, loss on debt extinguishment and related costs, integration costs, CFO Transition costs, and litigation expense.

EBITDA represents net income before interest, income taxes, depreciation and amortization and a non-cash goodwill impairment charge. Adjusted EBITDA represents EBITDA plus adjustments for transactions that management does not believe are representative of our core ongoing business including acquisition costs, loss on extinguishment of debt, stock-based compensation expense, CFO Transition costs, integration costs and litigation expenses. Adjusted EBITDA margin is adjusted EBITDA stated as a percentage of net sales.

Adjusted EBITDA is utilized by management: as a factor in evaluating management's performance when determining incentive compensation and to evaluate the effectiveness of our business strategies. The Company presents EBITDA because it is a necessary component for computing adjusted EBITDA.
Free cash flow consists of cash provided by operations less capital expenditures.

We believe that the use of these non-GAAP measures provides additional tools for investors to use in evaluating ongoing operating results and trends. In addition, you should be aware when evaluating these non-GAAP measures that in the future we may incur expenses similar to those excluded when calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by these or other unusual or non-recurring items. Our computation of non-GAAP measures may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate these non-GAAP measures in the same manner. Our management does not, and you should not, consider the non-GAAP financial measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in our financial statements. See a reconciliation of each non-GAAP measure to the most comparable GAAP measure, in the financial tables that accompany this release.

PetIQ, Inc.
Consolidated Balance Sheets
(Unaudited, in 000’s except for per share amounts)

	December 31, 2022	December 31, 2021
Current assets
Cash and cash equivalents	$101,265	$79,406
Accounts receivable, net	118,004	113,947
Inventories	142,605	96,440
Other current assets	8,238	8,896
Total current assets	370,112	298,689
Property, plant and equipment, net	73,395	76,613
Operating lease right of use assets	18,231	20,489
Other non-current assets	1,373	2,024
Intangible assets, net	172,479	190,662
Goodwill	183,306	231,110
Total assets	$818,896	$819,587
Liabilities and equity
Current liabilities
Accounts payable	$112,995	$55,057
Accrued wages payable	11,512	12,704
Accrued interest payable	1,912	3,811
Other accrued expenses	7,725	11,680
Current portion of operating leases	6,595	6,500
Current portion of long-term debt and finance leases	8,751	8,350
Total current liabilities	149,490	98,102
Operating leases, less current installments	12,405	14,843
Long-term debt, less current installments	443,276	448,470
Finance leases, less current installments	907	2,493
Other non-current liabilities	1,025	459
Total non-current liabilities	457,613	466,265
Equity
Additional paid-in capital	378,709	368,006
Class A common stock, par value $0.001 per share, 125,000 shares authorized; 29,348 and 29,139 shares issued, respectively	29	29
Class B common stock, par value $0.001 per share, 8,402 shares authorized; 252 and 272 shares issued and outstanding, respectively	—	—
Class A treasury stock, at cost, 373 and 0 shares, respectively	(3,857)	—
Accumulated deficit	(162,733)	(114,525)
Accumulated other comprehensive loss	(2,224)	(684)
Total stockholders' equity	209,924	252,826
Non-controlling interest	1,869	2,394
Total equity	211,793	255,220
Total liabilities and equity	$818,896	$819,587

PetIQ, Inc.
Consolidated Statements of Operations
(Unaudited, in 000’s, except for per share amounts)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Product sales	$157,324	$170,947	$800,305	$825,395
Services revenue	26,755	25,689	121,208	107,133
Total net sales	184,079	196,636	921,513	932,528
Cost of products sold	120,715	$135,729	606,548	646,402
Cost of services	24,080	$24,013	105,302	99,733
Total cost of sales	144,795	159,742	711,850	746,135
Gross profit	39,284	36,894	209,663	186,393
Operating expenses
Selling, general and administrative expenses	37,747	41,455	182,561	170,521
Goodwill impairment	—	—	47,264	—
Operating income (loss)	1,537	(4,561)	(20,162)	15,872
Interest expense, net	7,678	6,003	27,374	24,696
Loss on debt extinguishment	—	—	—	5,453
Other expense (income), net	(98)	229	(130)	(1,763)
Total other expense, net	7,580	6,232	27,244	28,386
Pretax net loss	(6,043)	(10,793)	(47,406)	(12,514)
Income tax expense	(845)	(3,682)	(1,214)	(3,869)
Net loss	(6,888)	(14,475)	(48,620)	(16,383)
Net loss attributable to non-controlling interest	(52)	(426)	(412)	(416)
Net loss attributable to PetIQ, Inc.	$(6,836)	$(14,049)	$(48,208)	$(15,967)
Net loss per share attributable to PetIQ, Inc. Class A common stock
Basic	$(0.24)	$(0.49)	$(1.65)	$(0.57)
Diluted	$(0.24)	$(0.49)	$(1.65)	$(0.57)
Weighted Average shares of Class A common stock outstanding
Basic	28,967	28,940	29,159	28,242
Diluted	28,967	28,940	29,159	28,242

PetIQ, Inc.
Consolidated Statements of Cash Flows
(Unaudited, in 000’s)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities
Net loss	$(48,620)	$(16,383)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation, amortization of intangible assets and loan fees	35,468	39,300
Goodwill impairment	47,264	—
Loss on debt extinguishment	—	5,453
Loss (gain) on disposition of property, plant, and equipment	438	(1,183)
Stock based compensation expense	11,363	9,428
Deferred tax adjustment	599	3,487
Other non-cash activity	(385)	233
Changes in assets and liabilities
Accounts receivable	(4,137)	(11,197)
Inventories	(46,297)	1,283
Other assets	1,093	(1,380)
Accounts payable	58,546	(12,131)
Accrued wages payable	(1,225)	2,194
Other accrued expenses	(6,083)	4,663
Net cash provided by operating activities	48,024	23,767
Cash flows from investing activities
Proceeds from disposition of property, plant, and equipment	—	5,132
Purchase of property, plant, and equipment	(11,973)	(31,270)
Net cash used in investing activities	(11,973)	(26,138)
Cash flows from financing activities
Proceeds from issuance of long-term debt	59,000	642,568
Principal payments on long-term debt	(66,600)	(597,071)
Tax distributions to LLC Owners	—	(70)
Principal payments on finance lease obligations	(1,493)	(1,926)
Payment of deferred financing fees and debt discount	—	(7,656)
Tax withholding payments on Restricted Stock Units	(875)	(937)
Stock repurchase	(3,857)	—
Exercise of options to purchase class A common stock	115	13,426
Net cash (used in) provided by financing activities	(13,710)	48,334
Net change in cash and cash equivalents	22,341	45,963
Effect of exchange rate changes on cash and cash equivalents	(482)	(13)
Cash and cash equivalents, beginning of period	79,406	33,456
Cash and cash equivalents, end of period	$101,265	$79,406

PetIQ, Inc.
Summary Segment Results
(Unaudited, in 000’s)

	For the Three Months Ended		For the Twelve Months Ended
$'s in 000's	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Products segment sales	$157,324	$170,947	$800,305	$825,395
Services segment revenue:
Same-store sales	23,846	18,133	102,426	81,955
Non same-store sales	2,909	7,556	18,782	25,178
Total services segment revenue	$26,755	$25,689	$121,208	$107,133
Total net sales	$184,079	$196,636	$921,513	$932,528

PetIQ, Inc.
Reconciliation between Selling, General & Administrative (“SG&A”) and Adjusted SG&A
(Unaudited, in 000’s, Except for Percentages)

	For the Three Months Ended		For the Twelve Months Ended
$'s in 000's	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
SG&A	$37,747	$41,455	$182,561	$170,521
Less:
Acquisition costs(2)	273	—	1,464	92
Loss on debt extinguishment and related costs(3)	—	—	—	985
Stock based compensation expense	2,459	2,240	11,363	9,428
CFO Transition	—	597	—	928
Integration costs(4)	228	212	1,171	(142)
Litigation expenses	60	1,219	3,862	4,105
Adjusted SG&A(5)	$34,727	$37,187	$164,701	$155,125
% of Total Net Sales (GAAP)	20.5%	21.1%	19.8%	18.3%

PetIQ, Inc.
Reconciliation between Net Loss and Adjusted EBITDA
(Unaudited, in 000’s)

	For the Three Months Ended		For the Twelve Months Ended
$'s in 000's	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net loss	$(6,888)	$(14,475)	$(48,620)	$(16,383)
Plus:
Tax expense	845	3,682	1,214	3,869
Depreciation	3,747	4,947	14,520	14,366
Amortization	4,477	4,654	18,079	22,336
Goodwill impairment(1)	—	—	47,264	—
Interest expense, net	7,678	6,003	27,374	24,696
EBITDA	$9,860	$4,811	$59,831	$48,884
Acquisition costs(2)	273	—	1,464	92
Loss on debt extinguishment and related costs(3)	—	—	—	6,438
Stock based compensation expense	2,459	2,240	11,363	9,428
Integration costs(4)	228	212	1,171	(142)
Litigation expenses	60	1,219	3,862	4,105
CFO Transition	—	597	—	928
Adjusted EBITDA(5)	$12,879	$9,079	$77,691	$69,733
Adjusted EBITDA Margin	7.0%	4.6%	8.4%	7.5%

PetIQ, Inc.
Reconciliation between Net Loss and Adjusted Net (Loss) Income
(Unaudited, in 000’s, except for per share amounts)

	For the Three Months Ended		For the Twelve Months Ended
$'s in 000's	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net loss	$(6,888)	$(14,475)	$(48,620)	$(16,383)
Plus:
Tax expense	845	3,682	1,214	3,869
Goodwill impairment(1)	—	—	47,264	—
Acquisition costs(2)	273	—	1,464	92
Loss on debt extinguishment and related costs(3)	—	—	—	6,438
Stock based compensation expense	2,459	2,240	11,363	9,428
Integration costs(4)	228	212	1,171	(142)
Litigation expenses	60	1,219	3,862	4,105
CFO Transition	—	597	—	928
Adjusted Net (loss) income(5)	$(3,023)	$(6,525)	$17,718	$8,335

Non-GAAP adjusted EPS
Basic	$(0.10)	$(0.23)	$0.61	$0.30
Diluted	$(0.10)	$(0.23)	$0.61	$0.30
Weighted Average shares of Class A common stock outstanding used to compute non-GAAP adjusted EPS
Basic	28,967	28,940	29,159	28,242
Diluted	28,967	28,940	29,159	28,242

(1) Non-cash goodwill impairment due to a significant decline in the Company’s market capitalization, driven primarily by rising interest rates and macroeconomic conditions. Additionally, the Company made the strategic decision to slow expansion plans for the Services business this year.
(2) Acquisition costs include legal, accounting, banking, consulting, diligence, and other costs related to completed and contemplated acquisitions.
(3) Loss on debt extinguishment and related costs are related to our entering into two new credit facilities, including the write off of deferred financing costs and related costs.
(4) Integration costs represent costs related to integrating the acquired businesses including personnel costs such as severance and signing bonuses, consulting costs, contract termination, and IT conversion costs. The costs are primarily within the Products segment.
(5) Effective December 31, 2022, the Company no longer includes non same-store operating results related to the Services segment wellness centers with less than six full quarters of operating results, and pre-opening expenses, as an adjustment to its calculation of its non-GAAP financial measures. As a result, the following non-GAAP measures have been recast for comparability to remove non same-store operating results for the three months ended December 31, 2022 and 2021 and the twelve months ended December 31, 2022 and 2021 as follows:
•Adjusted SG&A- $0, $2.9, $5.7, and $8.0, million respectively
•Adjusted net income- $2.8, $6.2, $16.4, and $23.2, million respectively
•Adjusted EBITDA- $2.8, $6.2, $16.4, and $23.2, million respectively

PetIQ, Inc.
Calculation of Net Leverage Ratio Under Term Loan B
(Unaudited, in 000’s, except for multiples)

December 31, 2022
Total debt	$450,409
Total Capital Leases	2,525
Less Cash	(101,265)
Net Debt	351,669
LTM Term Loan B defined EBITDA	94,114
Term Loan B net leverage(1)	3.7x
(1) Our Term Loan B documentation defines Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization and a non-cash goodwill impairment charge, as further adjusted for acquisition costs, loss on debt extinguishment and related costs, stock based compensation expense, integration costs, litigation expenses, CFO transition costs and non same-store net income (loss), which we refer to as “Term Loan B Adjusted EBITDA.” Term Loan B Adjusted EBITDA is not a non-GAAP measure and is presented solely for purposes of providing investors an understanding of the Company’s financial condition and liquidity and should not be relied upon for any purposes other than an understanding of the Company’s financial condition and liquidity as it relates to the Company’s Term Loan B.

PetIQ, Inc.
Free Cash Flow
(Unaudited)

	Year ended December 31
$'s in 000's	2022	2021
Net cash provided by (used in) operating activities	$48,024	$23,767
Less purchase of property, plant, and equipment	(11,973)	(31,270)
Free Cash Flow	36,051	(7,503)

We utilize Segment Adjusted EBITDA as our segment performance measure. This segment performance measure is required to be disclosed by U.S. GAAP in accordance with FASB Accounting Standard Codification ("ASC") 280 - Segment Reporting. When presented by segment, we have prepared the reconciliation of Segment Adjusted EBITDA to the corresponding consolidated U.S. GAAP total in accordance with the disclosure requirements as articulated in ASC 280.
PetIQ, Inc.
Reconciliation of Segment Adjusted EBITDA to Net Loss
(Unaudited)

	For the years ended
$'s in 000's	December 31, 2022	December 31, 2021	December 31, 2020
Segment Adjusted EBITDA:
Product(1)	$90,333	$88,982	$68,084
Services(1)	3,781	3,910	(292)
Total	94,114	92,892	67,792
Adjustments:
Depreciation	(14,520)	(14,366)	(12,082)
Amortization	(18,079)	(22,336)	(12,815)
Interest	(27,374)	(24,696)	(22,807)
Loss on debt extinguishment and related costs(2)	—	(6,438)	—
Acquisition costs(3)	(1,464)	(92)	(2,620)
Stock based compensation expense	(11,363)	(9,428)	(9,170)
Non same-store adjustment(4)	(16,423)	(23,159)	(16,354)
Integration costs(5)	(1,171)	142	(9,776)
Litigation expenses	(3,862)	(4,105)	(1,006)
COVID-19 related costs(6)	—	—	(6,476)
CFO Transition	—	(928)	—
Goodwill impairment(7)	(47,264)	—	—
Pretax net loss	$(47,406)	$(12,514)	$(25,314)
Income tax expense	(1,214)	(3,869)	(60,413)
Net loss	$(48,620)	$(16,383)	$(85,727)
(1)Beginning in the fourth quarter of 2022, the Company is allocating corporate expenses to each segment pro rata based on net sales for each segment. The presentation of Product Adjusted EBITDA and Segment Adjusted EBITDA for the years ended December 31, 2021 and 2020 have been recast for comparability. For the years ended December 31, 2022, 2021 and 2020, total corporate expenses were $75.5 (of which $65.6 million was allocated to Products and $9.9 million was allocated to Segments), $68.2 million (of which $60.4 million was allocated to Products and $7.8 million was allocated to Segments) and $52.8 million (of which $49.1 million was allocated to Products and $3.7 million was allocated to Segments), respectively.
(2) Loss on debt extinguishment and related costs are related to our entering into two new credit facilities, including the write off of deferred financing costs and related costs.
(3) Acquisition costs include legal, accounting, banking, consulting, diligence, and other costs related to completed and contemplated acquisitions.
(4) Non same-store revenue and costs relate to our Services segment and are from wellness centers with less than six full quarters of operating results. This includes clinic launch expenses.
(5) Integration costs represent costs related to integrating the acquired businesses including personnel costs such as severance and signing bonuses, consulting costs, contract termination, and IT conversion costs. The costs are primarily within the Products segment.
(6) Costs related to maintaining service segment infrastructure, staffing, and overhead related to clinics and wellness centers closed due to COVID-19 related health and safety initiatives. Product segment costs related to incremental wages paid to essential workers and sanitation costs due to COVID.

(7) Non-cash goodwill impairment due to a significant decline in the Company’s market capitalization, driven primarily by rising interest rates and macroeconomic conditions. Additionally, the Company made the strategic decision to slow expansion plans for the Services business.